UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 25, 2016

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia		30339-5949
(Address of Principal Executive Offices)		(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 25, 2016, PRGX Global, Inc., through its wholly owned subsidiaries PRGX USA, Inc. and Braveheart Merger Co. (collectively, “PRGX”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lavante, Inc. (“Lavante”), PointGuard Ventures I, L.P. and Krish Panu, as Stockholder Representative, pursuant to which PRGX will acquire Lavante, through a merger of a wholly owned subsidiary of PRGX USA, Inc. with and into Lavante, subject to the terms and conditions of the Merger Agreement. Lavante is a software-as-a-service-based procure-to-pay supplier information management (SIM) and recovery audit services firm, based in San Jose, California.

Under the terms of the Merger Agreement, PRGX will pay up to $4.25 million in cash at closing (the “Closing Consideration”). The actual Closing Consideration paid will be calculated based on the extent to which specified third party consents and waivers are obtained and is subject to a customary working capital adjustment. In addition, PRGX may be required to pay earnout consideration in cash based on revenue received from Lavante’s SIM services from closing through December 31, 2018.

The closing of the transactions contemplated by the Merger Agreement is subject to certain customary closing conditions. Upon the closing of the transaction, Lavante will be a wholly owned subsidiary of PRGX USA, Inc. The transaction is expected to close within the next few weeks.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated October 25, 2016 by and among PRGX USA, Inc., Braveheart Merger Co., Lavante, Inc., PointGuard Ventures I, L.P. and Krish Panu, as Stockholder Representative.

99.1	Press Release dated October 25, 2016

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: October 25, 2016